Exhibit 10.11
CONFIDENTIAL TREATMENT REQUESTED
INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS IDENTIFIED BY THREE ASTERISKS, AS FOLLOWS “* * *”, AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
LOAN SERVICING AGREEMENT
by and between
BOSCO CREDIT II, LLC
as the Owner,
and
FRANKLIN CREDIT MANAGEMENT CORPORATION
as the Servicer
dated and made effective as of September 22, 2010

TABLE OF CONTENTS

ARTICLE I DEFINITIONS; CERTAIN MATTERS OF CONSTRUCTION	1

ARTICLE II ADMINISTRATION AND SERVICING OF MORTGAGE LOANS	9

2.1. The Servicer to Act as the Servicer	9
2.2. Liquidation of Mortgage Loans	11
2.3. Collection of Mortgage Loan Payments	11
2.4. Establishment of and Deposits to Control Account	12
2.5. Permitted Withdrawals From Control	12
2.6. Establishment of and Deposits to Escrow Account	13
2.7. Permitted Withdrawals From Escrow Account	13
2.8. Payment of Taxes, Insurance and Other Charges	14
2.9. Protection of Accounts	14
2.10. Maintenance of Hazard Insurance	14
2.11. Reserved	15
2.12. Maintenance of Fidelity Bond and Errors and Omissions Insurance	15
2.13. Inspections	16
2.14. Restoration of Mortgaged Property	16
2.15. Reserved	16
2.16. Title, Management and Disposition of REO Property	16
2.17. REO Reports	17
2.18. Liquidation Reports	17
2.19. Reports of Foreclosures and Abandonments of Mortgaged Property	17
2.20. Reserved	18
2.21. Notification of Adjustments	18
2.22. Transfer Notices	18
2.23. Privacy	18
2.24. Losses and Expenses	19

ARTICLE III REMITTANCES	20

3.1. Reserve	20
3.2. Statements to the Owner	20
3.3. Monthly Advances by the Servicer	20

ARTICLE IV GENERAL SERVICING PROCEDURES	20

4.1. Transfers of Mortgaged Property	20
4.2. Satisfaction of Mortgages and Release of Mortgage Files	21
4.3. Servicing Compensation	21
4.4. Reserved	21
4.5. Right to Examine Servicer Records	22

ARTICLE V POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; CUSTODIAL AGREEMENT; DELIVERY OF DOCUMENTS; SERVICER TO COOPERATE	22

5.1. Provision of Information	22
5.2. Financial Statements; Servicing Facility	22
5.3. Possession of Mortgage Files; Maintenance of Servicing Files	22
5.4. Books and Records; Transfers of Mortgage Loans	22
5.5. Custodial Agreement; Delivery of Documents	23

ARTICLE VI REPRESENTATIONS AND WARRANTIES	24

6.1. General Representations and Warranties	24
6.2. Representations, Warranties and Covenants of the Owner Regarding Individual Mortgage Loans	24

ARTICLE VII THE SERVICER	27

7.1. Indemnification; Third Party Claims	27
7.2. Merger or Consolidation of the Servicer	28
7.3. Limitation on Liability of the Servicer and Others	29
7.4. Limitation on Assignment by the Servicer	29

ARTICLE VIII RESERVED	29

8.1. Reserved	29

ARTICLE IX DEFAULT	29

9.1. Events of Default	29
9.2. Waiver of Defaults	30

ARTICLE X TERMINATION	30

10.1. Termination	30
10.2. Termination With Cause	31
10.3. Termination Without Cause	31

ARTICLE XI MISCELLANEOUS PROVISIONS	31

11.1. Successor to the Servicer	31
11.2. Reserved	32
11.3. Amendment; Extension Not a Waiver	32
11.4. Governing Law; Venue	32
11.5. Duration of Agreement	32
11.6. Notices	33
11.7. Severability of Provisions	33
11.8. Relationship of Parties	33
11.9. Execution; Successors and Assigns	34
11.10. Assignment by the Owner	34
11.11. Time of Payment	34
11.11. Force Majeure	34

EXHIBITS

Exhibit A	Mortgage Loan Schedule
Exhibit B	Contents of Each Mortgage Loan File
Exhibit C	Reserved
Exhibit D	Servicing Fee Schedule
Exhibit E	Reports

Exhibit F	Reserved

Exhibit G	Approval Matrix

LOAN SERVICING AGREEMENT
This Loan Servicing Agreement (the “Agreement”), dated and effective as of September 22, 2010, is by and between BOSCO CREDIT II, LLC, a Delaware limited liability company (“Owner”), and Franklin Credit Management Corporation, a Delaware corporation (“Servicer”).
WHEREAS, the Mortgage Loans identified on the Mortgage Loan Schedule annexed hereto as Exhibit A have been acquired by Owner; and
WHEREAS, the Servicer has agreed to service each Mortgage Loan on behalf of the Owner commencing on the Effective Date (as defined herein), and the parties hereto desire to provide the mechanics of such servicing by the Servicer;
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Owner and the Servicer agree as follows:
ARTICLE I
DEFINITIONS; CERTAIN MATTERS OF CONSTRUCTION
Whenever used herein, the following words and phrases shall have the following meanings:
“Accepted Servicing Practices” means, with respect to any Mortgage Loan, those customary and reasonable mortgage servicing practices generally undertaken by prudent mortgage lending institutions that service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, subject to and in accordance with the Approval Matrix and the Agreed Servicing Guidelines.
“Adjustment Date” means, as to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note and Mortgage.
“Agreed Servicing Guidelines” mean the Agreed Servicing Guidelines attached hereto as Exhibit H.
“Agreement” has the meaning assigned to it in the preamble.
“Ancillary Income” means all income derived from the Mortgage Loans other than payments of principal and interest on the Mortgage Loans, including any interest that accrues on funds on deposit in the Escrow Account and the Control Account, insufficient fund fees, conversion fees, satisfaction fees, optional insurance administrative fees, assumption fees, escrow account benefits, reinstatement fees, customary real estate referral fees, modification fees, release fees, foreclosure fees, late payment fees, prepayment penalty fees and all other incidental fees and charges received by the Servicer, but excluding Servicing Fees.

“Applicable Requirements” means as of the time of reference, with respect to the Mortgage Loans, REO Property and the servicing of the Mortgage Loans, all of the following: (i) all contractual obligations of the Servicer set forth in this Agreement; (ii) the requirements set forth in the related Mortgage Note and the related Mortgage; (iii) all applicable federal, state and local legal and regulatory requirements (including statutes, rules, regulations and ordinances and including the Privacy Requirements); (iv) all other applicable requirements and guidelines of each governmental agency, board, commission, instrumentality and other governmental body or officer having jurisdiction; (v) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions; and (vi) Accepted Servicing Practices.
“Appraised Value” means with respect to any Mortgage Loan, the lesser of (i) the value set forth on the appraisal made in connection with the origination of the related Mortgage Loan as the value of the related Mortgaged Property, or (ii) the purchase price paid for the Mortgaged Property, provided, however, that in the case of a refinanced Mortgage Loan, such value shall be based solely on the appraisal made in connection with the refinancing of such Mortgage Loan.
“Approval Matrix” means the Owner’s specified delegation of authority to the Servicer for servicing the Accounts, which is set forth on Exhibit G to this Agreement.
“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Owner.
“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions located in New York or New Jersey are authorized or obligated by law or executive order to be closed.
“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.
“Condemnation Proceeds” means all awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.
“Control Account” has the meaning assigned to it in the Loan Agreement.
“Custodial Agreement” means the agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents.
“Custodian” means the custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement as provided therein.
“Customer Information” means any personally identifiable information in any form (written, electronic or otherwise) relating to a Mortgagor, including, but not limited to: a Mortgagor’s name, address, telephone number, Mortgage Loan number, Mortgage Loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information; the fact that the Mortgagor has a relationship with the servicer of such Mortgagor’s Mortgage Loan; and any other non-public personally identifiable information.

“Cut-off Date” means September 22, 2010, or with respect to Mortgage Loans and servicing rights and obligations with respect to such Mortgage Loans made subject to this Agreement after the first Effective Date hereunder, the date agreed to by the Servicer and the Owner.
“Damages” means any and all assessments, judgments, claims, liabilities, losses, costs, damages or expenses (including interest, penalties and reasonable attorneys’ fees, expenses and disbursements in connection with any action, suit or proceeding and including any such reasonable attorneys’ fees, expenses and disbursements incurred in enforcing any right of indemnification against any indemnitor). There shall be no limitation on the amount of Damages under this Agreement except as provided in Section 7.3(c).
“Delinquent” means a Mortgage Loan is “Delinquent” when any payment contractually due thereon has not been made by the close of business on the Due Date therefor. Such Mortgage Loan is “30 days Delinquent” if such contractual payment has not been received by the close of business on the numerically corresponding day of the month immediately succeeding the month in which such contractual payment was due, or, if there is no such numerically corresponding day (e.g., when a 30-day month follows a 31-day month in which a payment was due on the 31st day of such month) then on the last day of such immediately succeeding month. Similarly for “60 days Delinquent” the second immediately succeeding month, and for “90 days Delinquent” the third immediately succeeding month.
“Determination Date” means the last calendar day of the month immediately preceding the related Distribution Date.
“Distribution Date” means the 10th day (or if such 10th day is not a Business Day, the first Business Day immediately following) of any month, beginning with the first Distribution Date.
“Due Date” means the first day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.
“Due Period” means with respect to each Distribution Date, the period commencing on the second day of the month preceding the month of the Distribution Date and ending on the first day of the month of the Distribution Date.
“Effective Date” means September 23, 2010, or with respect to Mortgage Loans and servicing rights and obligations with respect to such Mortgage Loans made subject to this Agreement after such date, on the date that the Servicer obtains possession of the Mortgage Loan Documents.
“Errors and Omissions Insurance Policy” means an errors and omissions insurance policy to be maintained by the Servicer pursuant to Section 2.12.

“Escrow Account” means the separate account or accounts created and maintained pursuant to Section 2.6.
“Escrow Payments” means with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other related document.
“Event of Default” means any one of the conditions or circumstances enumerated in Section 9.1.
“Expenses” has the meaning assigned to it in Section 2.24.2.
“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.
“FHA” means the Federal Housing Administration, or any successor thereto.
“Fidelity Bond” means a fidelity bond to be maintained by the Servicer pursuant to Section 2.12.
“Float Benefit” means the net economic benefit resulting from escrow and custodial deposits held for the account of the Servicer or the Owner relating to the Mortgage Loan and servicing thereof. The Float Benefit is based on the Servicer’s selection of the investment facility or interest rate swap or other arrangement offered from time to time by the financial institution holding custodial deposits.
“Franklin Trust Loans” means the Mortgage Loans purchased from Franklin Mortgage Asset Trust 2009-A.
“Gross Margin” means with respect to each Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.
“HELOC” means a Mortgage Loan that is a home equity line of credit or any other arrangement under which the Mortgagor has the right to demand further advances from the mortgagee.
“High Cost Loan” means a Mortgage Loan classified as (a) a “high cost” loan under HOEPA, (b) a “high cost home,” “threshold,” “covered,” “high risk home,” “predatory” or similar loan under any other applicable state, federal or local law or (c) a Mortgage Loan categorized as “High Cost” pursuant to the Standard & Poor’s Glossary for File Format for LEVELS®, Appendix E, as revised from time to time.
“HOEPA” means the Home Ownership Equity Protection Act of 1994, as amended.

“Index” means with respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest thereon.
“Insurer” means any entity that insures or guarantees all or part of the risk of loss of a Mortgage Loan, and the providers of any hazard insurance policy, flood insurance policy or title insurance policy.
“Insurance Proceeds” means with respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.
“Lender” means Värde Investment Partners, L.P., a Delaware limited partnership.
“Litigation: means any litigation, arbitration or other proceeding before any governmental, administrative or arbitral court or tribunal, or any government investigation or administrative enforcement action.
“Liquidation Proceeds” means cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee’s sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.
“Loan-to-Value Ratio or LTV” means with respect to any Mortgage Loan, the ratio of the original loan amount of the Mortgage Loan at its origination (unless otherwise indicated) to the Appraised Value of the Mortgaged Property.
“Loan Agreement” means that certain Master Loan Agreement between Bosco Credit II, LLC and Lender dated as of the date of this Agreement, as amended, modified, supplemented, replaced or renewed from time to time in accordance with its terms.
“Monthly Payment” means the scheduled monthly payment of principal and interest on a Mortgage Loan.
“Mortgage” means the mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a lien on Mortgaged Property securing the Mortgage Note.
“Mortgage File” means the items pertaining to a particular Mortgage Loan referred to in Exhibit B to this Agreement, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.
“Mortgage Interest Rate” means the annual rate of interest borne on a Mortgage Note in accordance with the provisions of the Mortgage Note.
“Mortgage Loan” means each Mortgage Loan subject to this Agreement and which is identified on the Mortgage Loan Schedule, which Mortgage Loan includes the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan. To the extent the context shall permit or require, each such reference to Mortgage Loan shall include REO Property.

“Mortgage Loan Documents” means with respect to a Mortgage Loan, the original related Mortgage Note with applicable addenda and riders and endorsements, the original related Mortgage and the originals of any required addenda and riders, the original related Assignment of Mortgage and any original intervening related assignments, any guarantees, any written modification agreements, the original related title insurance policy, and the related appraisal report.
“Mortgage Loan Remittance Rate” means with respect to each Mortgage Loan, the annual rate of interest remitted to the Owner, which shall be equal to the related Mortgage Interest Rate minus the Servicing Fee Rate.
“Mortgage Loan Schedule” means a schedule of Mortgage Loans annexed hereto as Exhibit A, or as the same may be supplemented from time to time by mutual agreement of the Owner and the Servicer, such schedule setting forth the following information with respect to each Mortgage Loan: (1) the Servicer’s Mortgage Loan number; (2) the city state and zip code of the Mortgaged Property; (3) a code indicating whether the Mortgaged Property is a single family residence, two-family residence, three-family residence, four-family residence, PUD, mixed-use property, or condominium; (4) the current Mortgage Interest Rate; (5) the current Mortgage Loan Remittance Rate; (6) the current Monthly Payment; (7) the Gross Margin; (8) the original term to maturity; (9) the scheduled maturity date; (10) the principal balance of the Mortgage Loan as of the Cut-off Date; (11) the Loan-to-Value Ratio; (12) the next Adjustment Date; (13) the lifetime Mortgage Interest Rate cap; (14) a code indicating whether the Mortgage Loan is convertible or not; (15) a code indicating whether the Mortgage Loan Documents contain a prepayment fee, and, if so, additional fields setting forth the terms thereof; and (16) any other information that the Servicer may require.
“Mortgage Note” means the note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.
“Mortgaged Property” means the real property securing repayment of the debt evidenced by a Mortgage Note or, where the context permits or requires (including in Section 6.2), an REO Property.
“Mortgagor” means the obligor on a Mortgage Note.
“New Loan Data File” means with respect to each Mortgage Loan delivered after the initial Effective Date by the Owner to be serviced by the Servicer under this Agreement, the data file produced by the Owner that is used to enable the Servicer to set up each Mortgage Loan on its servicing system.
“Originator” means, with respect to any Mortgage Loan, the entity or entities that (a) took the relevant Mortgagor’s loan application; (b) processed the relevant Mortgagor’s loan application: and/or (c) closed and/or funded such Mortgage Loan.

“Owner” means Bosco Credit II, LLC, a Delaware limited liability company, or its successor in interest or any successor to the Owner under this Agreement as herein provided.
“Owner Indemnitees” has the meaning assigned to it in Section 7.1.1.
“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.
“Principal Prepayment” means any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.
“Principal Prepayment Period” means the month preceding the month in which the related Distribution Date occurs.
“Prior Servicer” means all servicers and subservicers, collectively and individually, other than the Servicer, which, at any time prior to the applicable Effective Date, pooled, sold, serviced or subserviced any of the Mortgage Loans.
“Privacy Requirements” means the obligations imposed by (i) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq.; (ii) the applicable federal regulations implementing such act and codified at 12 CFR Parts 40, 216, 332, 573, and/or 16 CFR Part 313; (iii) Interagency Guidelines Establishing Standards For Safeguarding Borrower Information published in final form on February 1, 2001 (such final guidelines and/or rules the “Interagency Guidelines”) to establish and maintain an Information Security Program (as such term is defined in the Interagency Guidelines); and (iv) other applicable federal, state and local laws, rules, regulations, and orders relating to the privacy and security of Customer Information, including the federal Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and similar state laws.
“Qualified Depository” means a deposit account or accounts maintained with a federal or state chartered depository institution selected by Servicer the deposits in which are insured by the FDIC to the applicable limits and the short-term unsecured debt obligations of which (or, in the case of a depository institution that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor’s Ratings Services or Prime-1 by Moody’s Investors Service, Inc. (or a comparable rating if another rating agency is specified by the Owner by written notice to the Servicer) at the time any deposits are held on deposit therein.
“Qualified Insurer” means a mortgage guaranty insurance Insurer duly authorized and licensed where required by law to transact mortgage guaranty insurance business and generally acceptable as an Insurer under Accepted Servicing Practices.
“Remittance Date” has the meaning assigned to it in the Loan Agreement.
“REO Disposition” means the final sale by the Servicer of any REO Property.

“REO Disposition Proceeds” means all amounts received with respect to an REO Disposition pursuant to Section 2.16.
“REO Property” means a Mortgaged Property acquired through foreclosure, by deed in lieu of foreclosure or otherwise, as described in Section 2.16.
“Servicer” means Franklin Credit Management Corporation, or its successor in interest or assigns, or any successor to the Servicer under this Agreement appointed as herein provided.
“Servicer Employees” means Servicer Employees has the meaning set forth in Section 2.12.
“Servicer Indemnitees” has the meaning assigned to it in Section 7.1.2.
“Servicing Advances” means all customary, reasonable and necessary “out of pocket” costs and expenses (including reasonable attorney’s fees and disbursements) incurred in the performance by the Servicer of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgage Loan or Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, money judgments and bankruptcy proceedings, (c) the management and liquidation of any REO Property, including, but not limited to, the cost of environmental inspection or review of such property, (d) compliance with the obligations under Sections 2.8, 2.10, 2.11, 2.14 and 2.15, (e) other Expenses that are the responsibility of the Owner under Section 2.24, and (f) any other amounts expressly designated as Servicing Advances pursuant to this Agreement.
“Servicing Fee” means with respect to each Mortgage Loan, the fees the Owner shall pay to the Servicer, as set forth on Exhibit D to this Agreement.
“Servicing Fee Rate” means with respect to each Mortgage Loan, the percentage set forth on Exhibit D to this Agreement.
“Servicing File” means with respect to each Mortgage Loan, the file retained by the Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Custodian and copies of the Mortgage Loan Documents listed in the Custodial Agreement, the originals of which are delivered to the Custodian pursuant to Section 5.5.
“VA: means the United States Department of Veterans Affairs, or any successor thereto.
Construction of this Agreement and Certain Terms and Phrases.
(a) Unless the context of this Agreement clearly indicates otherwise, (i) words of any gender include each other gender; (ii) words denoting the singular shall include the plural and vice versa; (iii) the terms “hereof”, “herein”, “hereby” and derivate or similar words refer to this entire Agreement and not to any particular provision of this Agreement; and (iv) the terms “Article”, “Section”, and “Exhibit” without any reference to a specified document refer to the specified Article, Section and Exhibit, respectively, of this Agreement.

(b) The words “including”, “include” and “includes” are not exclusive and shall be deemed to be followed by the words “without limitation”.
(c) The word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.
(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(e) Any reference to any federal, state, local or foreign statute or law, including any one or more sections thereof, shall be deemed also to refer to, unless the context requires otherwise, all rules and regulations promulgated thereunder.
(f) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II
ADMINISTRATION AND SERVICING OF MORTGAGE LOANS
2.1. The Servicer to Act as the Servicer. The Servicer, as an independent contractor, shall service and administer the Mortgage Loans on an actual/actual basis in accordance with this Agreement, in accordance with Accepted Servicing Practices, and shall have full power and authority, acting alone or through the delegation of duties to third party servicing providers, to do any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable, consistent with the terms of this Agreement. The Servicer may perform its servicing responsibilities through agents or independent contractors, provided, however, that in no event will the Servicer delegate oversight of servicing, interaction with the Owner or the Custodian, administration of accounts or reporting and no event will the Servicer be released from any of its responsibilities hereunder on account of any delegation. Unless otherwise agreed in writing by the Owner, in no event will the Owner act in a manner that is not consistent with the Approval Matrix or the Agreed Servicing Guidelines.
From and after the initial Effective Date, the Servicer shall assume responsibility under this Agreement to service and administer additional Mortgage Loans upon the delivery, in accordance with all reasonable instructions and directions which the Servicer may give to the Owner, of the related New Loan Data File and all related Mortgage Loan Documents by the Owner. To the extent available to the Owner and not otherwise available to the Servicer, the Owner shall provide the New Loan Data File for each Mortgage Loan to the Servicer no event later than fifteen (15) days before the Servicer is expected to perform servicing on that Mortgage Loan. To the extent available to the Owner and not otherwise available to the Servicer, the Owner shall notify the Servicer within two (2) Business Days, in writing, of any changes in the information contained in the New Loan Data File. The Owner agrees to take such actions under the Custodial Agreement as are required of the Owner in connection with the delivery to the Servicer of copies of the Mortgage Note, the Mortgage or any other documents which are held by the Custodian with respect to a Mortgage Loan that the Servicer deems reasonably necessary in connection with its performance of the servicing of said Mortgage Loan. The Servicer shall cooperate with the Owner in connection with the transfer of the servicing rights and obligations with respect to the Mortgage Loans.

The Servicer shall have no liability hereunder and shall be excused from performance to the extent that such liability or failure to perform is related to the fact that the Servicer has not been provided with the Mortgage Loan Documents.
Consistent with the terms of this Agreement, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Servicer’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Owner and provided that in no event will Servicer (i) make any such waiver, modification, variance or consent unless permitted under the Agreed Servicing Guidelines and/or the Approval Matrix or (ii) make any future advances with respect to a Mortgage Loan. Unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Servicer, either imminent or reasonably foreseeable, the Servicer shall not accept short sales or partial payments in full satisfaction of any payment obligation, grant forbearances or permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer or forgive the payment of principal (except for actual payments of principal), capitalize arrearages or change the final maturity date on any Mortgage Loan (a “Prohibited Modification”). Notwithstanding the foregoing sentence, the Servicer may permit a Prohibited Modification if the Owner has consented to the same in writing or the Servicer has reasonably determined that such activities are necessary and desirable and in the best interests of the Owner to maximize recovery of principal and interest over the life of the Mortgage Loans. Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Owner, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. If reasonably required by the Servicer, the Owner shall furnish the Servicer with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement.
Unless the Servicer agrees for specified Mortgage Loans, the Owner shall not make any Mortgage Loan subject to this Agreement for which the Owner or the Servicer has knowledge that there may be a legal issue regarding the Mortgage Loan, including without limitation, fraudulent origination, theft or identity, or failure to comply with applicable laws and regulations in the origination or prior servicing of the Mortgage Loan. The Owner shall notify the Servicer in writing of those Mortgage Loans, if any, that have been subject to a report to a governmental agency with regard to alleged fraud or identity theft. The Servicer’s assumption of the responsibility to service and administer such Mortgage Loan, if any, shall not constitute a waiver of the Servicer’s rights to indemnification as otherwise provided in this Agreement.

2.2. Liquidation of Mortgage Loans. In the event that any payment due under any Mortgage Loan and not postponed pursuant to Section 2.1 is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Servicer shall take such action as shall be consistent with Applicable Requirements. If foreclosure proceedings are commenced, the Servicer shall make all necessary and proper Servicing Advances, subject to reimbursement in accordance with the terms of this Agreement, provided, however, that the Servicer shall not be required to expend funds in connection with any foreclosure or towards the restoration or preservation of any Mortgaged Property, unless it shall determine that such preservation, restoration and/or foreclosure is reasonably expected to increase the proceeds of liquidation of the Mortgage Loan to the Owner after reimbursement to itself for such expenses.
Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, (a) the Servicer shall have no obligation to commence or continue foreclosure proceedings or obtain title to Mortgaged Property securing a Mortgage Loan as a result of or in lieu of foreclosure or otherwise if (i) such Mortgage Loan is subject to HOEPA or any regulations related thereto, (ii) such Mortgage Loan qualifies as a High Cost Loan under a state or local anti-predatory lending law or regulation, or (iii) the Servicer determines, in its reasonable judgment, that foreclosure and/or acquisition of title to Mortgaged Property would expose it or the Owner to material risk or liability pertaining to the acts, errors or omissions of the Originator or Prior Servicers and (b) in the event the Servicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes. If the Owner otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector. The cost for such inspection or review shall be borne by the Owner. Upon completion of the inspection or review, the Servicer shall promptly provide the Owner with a written report of the environmental inspection.
After reviewing the environmental inspection report, the Owner shall determine how the Servicer shall proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Owner directs the Servicer to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed for all costs and expenses associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean up costs, as applicable, pursuant to the terms of this Agreement. In the event the Owner directs the Servicer not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed for all Servicing Advances and Expenses made with respect to the related Mortgaged Property pursuant to the terms of this Agreement.
2.3. Collection of Mortgage Loan Payments. Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, the Servicer shall proceed diligently to collect all payments due under each of the Mortgage Loans when the same shall become due and payable and, where required under Applicable Requirements, shall use commercially reasonable efforts in ascertaining and estimating Escrow Payments and all other charges that will become due and payable with respect to the Mortgage Loan and the Mortgaged Property.

2.4. Establishment of and Deposits to Control Account. The Servicer shall segregate and hold all funds collected and received pursuant to Mortgage Loans separate and apart from any of its own funds and general assets. Except as provided herein, the Servicer shall deposit in the Control Account within two (2) Business Days of the Servicer’s receipt, and retain therein, the following collections received by the Servicer after the Cut-off Date or received by the Servicer prior to the Cut-off Date but allocable to a period subsequent thereto:
(a) all payments on account of principal on the Mortgage Loans, including all Principal Prepayments (other than any related prepayment penalty fees, which shall be retained by the Servicer);
(b) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;
(c) all Liquidation Proceeds;
(d) all Insurance Proceeds (other than proceeds to be held in the Escrow Account in accordance with Section 2.6 and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 2.14);
(e) all Condemnation Proceeds which are not applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 2.14; and
(f) any amounts received with respect to or related to any REO Property and all REO Disposition Proceeds pursuant to Section 2.16.
2.5. Permitted Withdrawals From Control Account. On each Remittance Date, the Owner shall cause amounts to be paid from the Control Account as provided in Section 3.4 of the Loan Agreement, including, without limitation, for the following purposes:
(a) to pay the Servicing Fee;
(b) to pay Servicer for any unreimbursed Servicing Advances or Expenses or Ancillary Income not retained prior to depositing funds in the Control Account or that are otherwise reimbursable to the Servicer pursuant to this Agreement;
(c) to reimburse Servicer for expenses incurred and reimbursable to it pursuant to Section 7.1;
(d) to pay any amount required to be paid pursuant to Section 2.16 related to any REO Property;
(e) to reimburse Servicer for any REO expenses not otherwise reimbursed above; and
(f) to remove funds inadvertently placed in the Control Account by the Servicer.
If on any Distribution Date the amounts on deposit in the Control Account are insufficient to cover payment or reimbursement to the Servicer of any Servicing Advances or Expenses, the Owner shall reimburse the Servicer for any such amounts within a reasonable time period after receipt of notice of such insufficiency by the Owner.

2.6. Establishment of and Deposits to Escrow Account. The Servicer shall segregate and hold all funds collected and received pursuant to a Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts, titled, “Franklin Credit Management Corporation, in trust for the Owner and/or subsequent the Owners of residential Mortgage Loans, and various Mortgagors — T & I.” The Escrow Accounts shall be established with a Qualified Depository. Upon request of the Owner and within ten (10) days thereof, the Servicer shall provide the Owner with written confirmation of the existence of such Escrow Account. Funds deposited in the Escrow Account may be drawn on by the Servicer in accordance with Section 2.7.
The Servicer shall deposit in the Escrow Account or Accounts within two (2) Business Days of the Servicer’s receipt, and retain therein:
(a) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement; and
(b) all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property.
The Servicer shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, as set forth in Section 2.7. The Servicer shall be entitled to retain any interest or other Float Benefits paid on funds deposited in the Escrow Account by the depository institution, other than interest on escrowed funds required by law to be paid to the Mortgagor. Additionally, any other benefit derived from the Escrow Account associated with the receipt, disbursement and accumulation of principal, interest, taxes, hazard insurance, mortgage insurance, etc. shall accrue to the Servicer. To the extent required by law, the Servicer shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes. Notwithstanding the foregoing sentence, any interest paid to a Mortgagor which exceeds any benefit to the Servicer derived from the Escrow Account, as described in this paragraph, shall be reimbursable in accordance with the terms of this Agreement.
2.7. Permitted Withdrawals From Escrow Account. Withdrawals from the Escrow Account or Accounts may be made by the Servicer only:
(a) to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage;
(b) to reimburse the Servicer for any unreimbursed Servicing Advances or Expenses made by the Servicer pursuant to Section 2.8;

(c) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan;
(d) for transfer to the Control Account and application to reduce the principal balance of the Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note;
(e) for application to the restoration or repair of the Mortgaged Property in accordance with the procedures outlined in Section 2.14;
(f) to pay to the Servicer, or any Mortgagor to the extent required by law, any interest or other Float Benefit paid on the funds deposited in the Escrow Account;
(g) to remove funds inadvertently placed in the Escrow Account by the Servicer; and
(h) to clear and terminate the Escrow Account on the termination of this Agreement.
2.8. Payment of Taxes, Insurance and Other Charges. With respect to each Mortgage Loan that provides for Escrow Payments, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents, and other charges which are or may become a lien upon the Mortgaged Property and the status of fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof, if required under Applicable Requirements, prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer for such purposes, as allowed under the terms of the Mortgage. Any Servicing Advances or Expenses to effect payments of such charges are reimbursable in accordance with the terms of this Agreement.
2.9. Protection of Accounts. The Servicer may transfer the Escrow Account to a different Qualified Depository from time to time.
2.10. Maintenance of Hazard Insurance. The Servicer may in its reasonable discretion cause to be maintained hazard insurance on some or all Mortgaged Properties, subject to reimbursement as a Servicing Advance in accordance with the terms of this Agreement.
To the extent required by applicable law or at the prior written direction of the Owner, if the related Mortgaged Property is located in an area identified by the Flood Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), the Servicer shall cause to be maintained for such Mortgage Property a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect in an amount representing coverage equal to the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis; (ii) the unpaid balance of the related Mortgage; and (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. The cost of any flood insurance purchased by the Servicer pursuant to the foregoing shall be reimbursable as a Servicing Advance in accordance with the terms of this Agreement.

It is understood and agreed that the Servicer shall have no obligation to maintain insurance to cover loss or damage from an earthquake, windstorm or similar casualty.
In the event that the Servicer shall determine that a Mortgaged Property should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the Mortgagor pursuant to the terms of the Mortgage, the Servicer shall communicate and consult with the Mortgagor with respect to the need for such insurance and bring to the Mortgagor’s attention the desirability of protection of the Mortgaged Property.
All policies required hereunder shall name the Servicer as loss payee and shall be endorsed with standard or union mortgagee clauses, without contribution, which shall provide for at least thirty (30) days’ prior written notice to Servicer of any cancellation, reduction in amount or material change in coverage.
Pursuant to Section 2.4, any amounts collected by the Servicer under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the related Mortgaged Property, or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor, in accordance with the Servicer’s normal servicing procedures as specified in Section 2.14) shall be deposited in the Control Account subject to withdrawal pursuant to Section 2.5.
For purposes of this Section 2.10 and Section 2.11, the Owner acknowledges and agrees that an Insurer may be an affiliate of the Servicer. Notwithstanding the foregoing, the Servicer shall not interfere with the Mortgagor’s freedom of choice in selecting either his or her insurance carrier or agent.
2.11. Reserved.
2.12 Maintenance of Fidelity Bond and Errors and Omissions Insurance. The Servicer shall maintain with responsible companies, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all of its officers, employees or other persons acting in any capacity on behalf of the Servicer requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans (the “Servicer Employees”). Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of the Servicer Employees. Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure the Servicer against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 2.12 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and Errors and Omissions Insurance Policy shall be at least equal to the amounts acceptable in accordance with Applicable Requirements. In any event, the Servicer shall maintain such insurance as is required under Section 7.20 of the Loan Agreement.

2.13 Inspections. The Servicer shall perform inspections on Mortgaged Property in accordance with Applicable Requirements. The Servicer shall keep a written report of each such inspection.
2.14 Restoration of Mortgaged Property. The Servicer need not obtain the approval of the Owner prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Applicable Requirements. For claims greater than $15,000, the Servicer shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:
(a) the Servicer shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;
(b) the Servicer shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics’ and materialmen’s liens;
(c) the Servicer shall verify that the Mortgage Loan is not in default; and
(d) pending repairs or restoration, the Servicer shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.
If the Owner is named as an additional loss payee, the Servicer is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Owner.
2.15 Reserved.
2.16 Title, Management and Disposition of REO Property. In the event that title to any Mortgaged Property is acquired in foreclosure, by deed in lieu of foreclosure or otherwise (including by purchase), the deed or certificate of sale shall be taken in the name of the Owner, or, at the direction of the Owner, the deed or certificate of sale shall be taken in the name of a nominee for the Owner. The Person or Persons holding such title other than the Owner shall acknowledge in writing that such title is being held as nominee for the Owner.
The Servicer shall manage, conserve, protect and operate each REO Property for the Owner solely for the purpose of its prompt disposition and sale. The Servicer, either itself or through an agent selected by the Servicer, shall manage, conserve, protect and operate the REO Property in the same manner that similar property in the same locality as the REO Property is managed. The Servicer shall attempt to sell the same (and may temporarily rent the same for a period not greater than three years, except as otherwise provided below) on such terms and conditions as the Servicer deems to be in the reasonable interest of the Owner.

The Servicer shall use commercially reasonable efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within three years after title has been taken to such REO Property, unless the Servicer determines, and gives notice to the Owner to such effect, that a longer period is necessary for the orderly liquidation of such REO Property [or that to maximize recovery the REO Property should be rented]. If a period longer than three years is permitted under the foregoing sentence and is necessary to sell any REO Property, the Servicer shall report monthly to the Owner as to the progress being made in selling such REO Property.
The Servicer shall also maintain on each REO Property fire and hazard insurance with extended coverage in amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in the amount required above.
The disposition of REO Property shall be carried out by the Servicer at such price, and upon such terms and conditions, as the Servicer deems to be in the reasonable interests of the Owner. The proceeds of sale of the REO Property shall be promptly deposited in the Control Account. As soon as practical thereafter, the expenses of such sale shall be paid and the Servicer shall reimburse itself for any related unreimbursed Servicing Advances, Expenses and unpaid Servicing Fees. On the Distribution Date immediately following the Principal Prepayment Period in which such sale proceeds are received, the net cash proceeds of such sale remaining in the Control Account shall be distributed to the Owner, net of any Ancillary Income or unreimbursed Servicing Fees, Expenses or Servicing Advances.
The Servicer shall withdraw from the Control Account funds necessary for the proper operation, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 2.10 and the fees of any managing agent of the Servicer, or the Servicer itself.
2.17 REO Reports. Together with the statement furnished pursuant to Section 3.2, the Servicer shall furnish to the Owner on or before the Distribution Date of each month a statement with respect to any REO Property, which statement shall cover the operation of such REO Property for the previous month and the Servicer’s efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month.
2.18 Liquidation Reports. Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Owner pursuant to a deed in lieu of foreclosure, the Servicer shall submit to the Owner a liquidation report with respect to such Mortgaged Property.
2.19 Reports of Foreclosures and Abandonments of Mortgaged Property. Following the foreclosure sale or abandonment of any Mortgaged Property, the Servicer shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code. The Servicer shall file information reports with respect to the receipt of mortgage interest received in a trade or business and information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property as required by the Code. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by the Code.

2.20 Reserved.
2.21 Notification of Adjustments. With respect to each adjustable rate Mortgage Loan, the Servicer shall adjust the Mortgage Interest Rate on the related Adjustment Date in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. The Servicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate adjustments.
2.22 Transfer Notices.
2.22.1 At least fifteen (15) days before the Servicer initiates servicing under this Agreement, the Servicer and the Owner shall provide any required notice to the Mortgagors of the transactions contemplated herein through a notice jointly prepared and delivered by the Servicer and the Owner in accordance with Applicable Requirements. The parties shall cooperate to accomplish such notification in a timely and efficient manner as will best facilitate the assumption by the Servicer of the servicing responsibilities. The form of the notice to be sent to Mortgagors shall be approved by the Owner and the Servicer before mailing.
2.22.2 The Owner shall notify, or cause to be notified, all Insurers, by overnight or registered mail, that all insurance premium billings for the Mortgage Loans must be sent to the Servicer. Additionally, the Owner shall, prior to the applicable Effective Date, obtain the written consent of any Insurers that have the contractual right to approve the assumption of the servicing responsibilities by the Servicer.
2.22.3 For any Mortgage Loan that provides for Escrow Payments, the Owner, with the reasonable assistance of the Servicer, shall notify the applicable taxing authorities (except as such is handled through the tax service company) of the assumption of the servicing responsibilities by the Servicer and include instructions to deliver all notices and tax bills to the Servicer or the applicable tax service provider, as the case may be, from and after the Effective Date.
2.22.4 The Owner shall notify all attorneys who, on the Effective Date, are providing legal services to or on behalf of the Owner in connection with pending foreclosure or Litigation involving one or more of the Mortgage Loans, of the transfer of the servicing rights and obligations with respect to the Mortgage Loans to the Servicer.
2.22.5 All notifications required to be made under this Section 2.22 shall be paid for or reimbursed by the Owner.
2.23 Privacy.
2.23.1 Except in accordance with this Section 2.23, the Servicer shall not disclose any Customer Information to any Person, including, but not limited to, any of the Servicer’s employees, agents, or contractors, or any third party not affiliated with the Servicer. The Servicer shall disclose such Customer Information only to the extent permitted by, or necessary to carry out the Servicer’s express obligations and rights under, this Agreement or under Applicable Requirements and for no other purpose. If and to the extent required by Applicable Requirements, the Servicer shall ensure that each vendor or other Person to which the Servicer intends to disclose Customer Information shall, prior to any such disclosure of information; agree to: (i) keep confidential any such Customer Information; and (ii) use or disclose such Customer Information only to the extent necessary to carry out the Servicer’s express obligations and rights under this Agreement.

2.23.2 Without limiting the scope of the above, the Servicer shall use at least the same physical and other security measures to protect all Customer Information in the Servicer’s possession or control as the Servicer uses for its own confidential and proprietary information of a similar nature.
2.24 Losses and Expenses.
2.24.1 The Owner shall remain responsible, as between the Owner and the Servicer, for losses related to the Owner’s investment in the Mortgage Loans. Losses of the type referred to above for which the Owner shall remain responsible include, but are not limited to: credit losses, special hazard insurance premiums, earthquake losses, losses resulting from the absence or inadequacy of hazard insurance or flood insurance for a Mortgaged Property in accordance with Applicable Requirements, foreclosure losses, REO Property losses, losses on Mortgage Loans in default or in bankruptcy, and losses in connection with the Soldiers and Sailors Civil Relief Act (and any successor to such Act).
2.24.2 In the event withdrawals from the Control Account or Escrow Accounts are insufficient to reimburse the Servicer pursuant to this Agreement the Owner shall promptly upon receipt of an invoice reimburse the Servicer for Servicing Advances and the following expenses (“Expenses”): (i) any out-of-pocket expense the Servicer incurs with the prior approval of the Owner in connection with its servicing and administrative obligations set forth in this Agreement to the extent such expense is not ordinary to the servicing function (but not including salaries, rent and other general operating expenses of the Servicer normally classified as overhead); (ii) expenses that the Owner has expressly agreed to pay or be liable for hereunder; and (iii) expenses incurred in connection with the performance by the Servicer at the request of the Owner of any activity that is not specifically required to be performed by the Servicer under this Agreement and is not reasonably ancillary to any specific requirements of the Owner under this Agreement. Except as otherwise expressly provided in this Agreement, each party shall pay its own expenses incurred in connection with the preparation of and performance under this Agreement, including its own legal fees and expenses of preparing and delivering the notices, documents, reports, accountings and any other information required of it hereunder.
2.24.3 On a monthly basis, following receipt of an invoice from the Servicer, the Owner shall promptly reimburse the Servicer for outstanding Servicing Advances, Expenses and Servicing Fees as provided in Section 2.7.
2.24.4 The Owner shall be solely responsible for all guaranty fees, credit enhancement fees, custodial fees (and related shipping costs), trustee fees, and costs to record assignments. Except as otherwise expressly set forth in this Agreement, the Servicer shall be solely responsible for the direct and indirect internal and administrative costs associated with its obligations as the Servicer of the Mortgage Loans hereunder, said costs to include but not be limited to: personnel, facilities; supplies; mailing and computer system expenses, regardless of whether the Servicer elects to contract with third party vendors to perform all or any portion of such internal and administrative functions.

2.24.5 Except as otherwise provided in this Section, any Litigation related solely to a single Mortgage Loan (other than Litigation between or among the Owner or any of its affiliates, on the one hand, and the Servicer and any of its affiliates, on the other hand) including foreclosure, evictions, quiet title and bankruptcy filings, shall be managed by the Servicer working with local counsel selected by and working on behalf of the Owner. The costs and expenses of such Litigation shall be deemed a Servicing Advance and be subject to reimbursement pursuant to the terms of this Agreement. The Owner shall reimburse the Servicer for any out-of-pocket costs that the Servicer incurs in connection with any Litigation described in this Section 2.24.5 (other than Litigation between or among the Owner or its affiliates, on the one hand, and the Servicer or its affiliates, on the other hand). Servicer will not engage in Litigation relating to any single Mortgage Loan unless such Litigation is consistent with the Agreed Servicing Guidelines and the Approval Matrix or as otherwise agreed to in writing by the Owner.
ARTICLE III
REMITTANCE
3.1. Reserved
3.2. Statements to the Owner. The Servicer shall cause the “Remittance Report” (as defined in the Loan Agreement) to be furnished to Lender as and when required pursuant to the Loan Agreement.
3.3. Monthly Advances by the Servicer. The Servicer shall not be required to advance Delinquent monthly payments to the Owner.
ARTICLE IV
GENERAL SERVICING PROCEDURES
4.1. Transfers of Mortgaged Property. The Servicer shall use commercially reasonable efforts to enforce any “due-on-sale” provision contained in any Mortgage or Mortgage Note and to deny assumption by the person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Servicer shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause applicable thereto.

If the Servicer reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, the Servicer shall enter into (i) an assumption and modification agreement with the person to whom such property has been conveyed, pursuant to which such person becomes liable under the Mortgage Note and the original Mortgagor remains liable thereon or (ii) in the event the Servicer is unable under applicable law to require that the original Mortgagor remain liable under the Mortgage Note and the Servicer has the prior consent of the primary mortgage guaranty insurer, a substitution of liability agreement with the owner of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the owner of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. If an assumption fee is collected by the Servicer for entering into an assumption agreement, the fee will be retained by the Servicer as additional servicing compensation. In connection with any such assumption, neither the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan, the outstanding principal amount of the Mortgage Loan nor any other materials terms shall be changed without the Owner’s consent.
To the extent that any Mortgage Loan is assumable under the terms of the Mortgage Note, the Servicer shall inquire diligently into the credit worthiness of the proposed transferee, and shall use the underwriting criteria for approving the credit of the proposed transferee which are used with respect to underwriting mortgage loans of the same type as the Mortgage Loans. If the credit worthiness of the proposed transferee does not meet such underwriting criteria, the Servicer shall diligently, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan.
4.2. Satisfaction of Mortgages and Release of Mortgage Files. Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer shall notify the Owner in the monthly remittance statement as provided in Section 3.2, and may request the release of any Mortgage Loan Documents. The Servicer shall maintain the Fidelity Bond and Errors and Omissions Insurance Policy as provided for in Section 2.12 insuring the Servicer against losses it may sustain with respect to Mortgage Loans not satisfied in accordance with the procedures set forth herein.
4.3. Servicing Compensation. As compensation for its services hereunder, the Servicer shall be entitled to the fees specified in the Servicing Fee Schedule detailed on Exhibit D to this Agreement. Such fees shall be payable monthly by Servicer’s debit of such fees from the Control Account as provided in Section 2.5. Notwithstanding anything in this Agreement to the contrary, if the Servicer is unable to or otherwise does not withdraw the full amount of the Servicing Fee from the Control Account in any month for any reason, then the outstanding amount of the Servicing Fee due to the Servicer shall be due and payable by the Owner to the Servicer in immediately available funds and the Owner shall pay the Servicer such outstanding upon presentation of an invoice therefore as provided in Section 2.5. All servicing compensation shall be fully earned if the Mortgage Loan is serviced for any portion of the month and shall not be prorated.
Any Ancillary Income shall be paid in the same manner as the Servicing Fee. Except as specifically provided for herein, the Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (other than Servicing Advances or Expenses) and shall not be entitled to reimbursement thereof.
4.4 Reserved.

4.5 Right to Examine Servicer Records. The Owner, or its designee, shall have the right to examine and audit any and all of the books, records, or other information of the Servicer, whether held by the Servicer or by another on its behalf, with respect to or concerning this Agreement or the Mortgage Loans, during business hours or as otherwise acceptable to the Servicer, upon reasonable advance notice. The Owner shall pay all of its or its designees’ costs and expenses associated with such examination.
ARTICLE V
POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; CUSTODIAL
AGREEMENT; DELIVERY OF DOCUMENTS; SERVICER TO COOPERATE
5.1. Provision of Information. During the term of this Agreement, the Servicer shall furnish the Owner with the reports listed on Exhibit E to this Agreement. Servicer shall also furnish to the Owner copies or originals of any documents contained in the Servicing File for each Mortgage Loan as well as all special reports or information not provided for herein as shall be necessary, reasonable, and appropriate with respect to the Owner or any regulatory agency and will be provided at the Owner’s expense. All such reports, documents or information shall be provided by and in accordance with all reasonable instructions and directions which the Owner may give to the Servicer. Servicer shall also assist the Owner in preparing or delivering all reports required to be delivered by the Owner to the Lender under the Loan Agreement.
5.2. Financial Statements; Servicing Facility. In connection with marketing the Mortgage Loans, the Owner may make available to a prospective Owner a Consolidated Statement of Operations of the Servicer for the most recently completed two fiscal years for which such a statement is available, as well as a Consolidated Statement of Condition at the end of the last two fiscal years covered by such Consolidated Statement of Operations to the extent any such statements have been prepared by or on behalf of the Servicer (and are available upon request to members or stockholders of the Servicer or to the public at large).
5.3. Possession of Mortgage Files; Maintenance of Servicing Files. The contents of each Mortgage File not delivered to the Custodian are and shall be held in trust by the Servicer for the benefit of the Owner as owner thereof. The Servicer shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Custodian. The Servicer shall release its custody of the contents of any Servicing File only in accordance with written instructions from the Owner, unless such release is required as incidental to the Servicer’s servicing of the Mortgage Loans. All such costs associated with the release, transfer and re-delivery to the Servicer shall be the responsibility of the Owner.
5.4. Books and Records; Transfers of Mortgage Loans. Except as otherwise provided in this Agreement, all rights arising out of the Mortgage Loans, including, but not limited to, all funds received on or in connection with the Mortgage Loans, shall be received and held by the Servicer in trust for the benefit of the Owner as owner of the Mortgage Loans, and any record title to the related Mortgages that the Servicer may have or acquire shall be for the sole purpose of facilitating the servicing and the supervision of the servicing of the Mortgage Loans.

The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Owner. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Servicer may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Servicer complies with document retention requirements in accordance with Applicable Requirements.
The Servicer shall maintain with respect to each Mortgage Loan and shall make available for inspection by the Owner or its designee the related Servicing File during the time the Owner retains ownership of a Mortgage Loan and thereafter in accordance with Applicable Requirements.
The Servicer shall keep at its servicing office, or such other location as the Servicer may designate from time to time, books and records in which, subject to such reasonable policies, procedures, rules and regulations as it may prescribe, the Servicer shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Servicer shall be under no obligation to deal with any person with respect to this Agreement or the Mortgage Loans unless the books and records show such person as the owner of the Mortgage Loan. The Owner may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans. The Owner also shall advise the Servicer of the transfer. Upon receipt of notice of the transfer, the Servicer shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee and, unless the Servicer agrees otherwise, the Servicer shall not be responsible for servicing the transferred Mortgage Loan. If the Servicer receives notification of a transfer less than five (5) Business Days before the last calendar day of the month, the Servicer’s duties to remit and report as required by Section 3 shall begin with the next Due Period.
5.5. Custodial Agreement; Delivery of Documents. To the extent in the Owner’s possession or control, the Owner has delivered and released, or caused to be delivered and released, to the Custodian those Mortgage Loan Documents as required by Exhibit B to this Agreement with respect to each Mortgage Loan.
The Custodian has certified its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement, as evidenced by the trust receipt of the Custodian in the form annexed to the Custodial Agreement. The Owner will be responsible for the fees and expenses of the Custodian.

The Servicer shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 2.1 or 4.1 within one (1) week of their execution, provided, however, that the Servicer shall provide the Custodian with a certified true copy of any such document submitted for recordation within ten (10) days of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ten (10) days following receipt of such document from the public recording office.
From time to time, the Servicer may have a need for Mortgage Loan Documents to be released by the Custodian. If the Servicer shall require any of the Mortgage Loan Documents, the Servicer shall notify the Custodian in writing of such request. The Owner shall cause the Custodian to release such documents, to the extent available, promptly upon request. To the extent that the Servicer obtains possession of any such document which is held by the Custodian, the Servicer agrees that it will act as the custodian and bailee and trustee of such documents for the benefit of the Owner during the term of this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
6.1. General Representations and Warranties. Each of the Servicer and the Owner hereby represents and warrants to the other that, as of the initial Effective Date:
6.1.1. Due Organization and Authority. It is the type of entity first described above, duly organized, validly existing and in good standing under the laws of the state of formation and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by it, and in any event it is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement. It has the full corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith. The execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary actions on its part. This Agreement has been duly executed and delivered by it and constitutes legal, valid and binding obligations of it, enforceable against it in accordance with its terms;
6.1.2. No Conflicts. Neither the execution and delivery of this Agreement, or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with or result in a breach of any of its articles of incorporation or by-laws or other governing documents or any legal restriction or, except as has been waived prior to the applicable Effective Date, any material agreement or instrument to which it is now a party or by which it is bound, or constitute a default or result in the violation of any law, rule, regulation, order, judgment or decree to which it or its property is subject;
6.1.3. No Litigation Pending. There is no action, suit, proceeding or investigation pending or to the best of its knowledge threatened against it which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of it, or in any material impairment of the right or ability of it to carry on its business substantially as now conducted, or in any material liability on the part of it, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be contemplated herein, or which would be likely to impair materially the ability of it to perform under the terms of this Agreement;

6.1.4. No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by it of or compliance by it with this Agreement, or if required, such approval has been obtained prior to the applicable Effective Date; and
6.2. Representations, Warranties and Covenants of the Servicer Regarding Certain Individual Mortgage Loans. In consideration of the Owner’s agreement to retain the Servicer under this Agreement with respect to the Franklin Trust Loans, and in light of the fact that the Servicer previously owned and serviced the Franklin Trust Loans, as to each Franklin Trust Loan (including REO Property, as appropriate), and understanding that the Owner will rely on the following representations, warranties and covenants in purchasing the Franklin Trust Loans, the Servicer hereby represents, warrants and covenants to the Owner with respect to the Franklin Trust only, as of the applicable Effective Date:
6.2.1. Loan Schedule. The information set forth in the Mortgage Loan Schedule attached hereto as Exhibit A and the information contained in each electronic data file delivered to the Servicer accurately represents the information maintained on the books and records of the Servicer.
6.2.2. No Modifications Except as Disclosed in the Mortgage File. Other than as indicated in the Mortgage Loan Schedule, the terms of the Mortgage and the Mortgage Note have not been waived, altered, or modified in any material respect, except by a written instrument that has been recorded, if necessary, and that is a part of the Mortgage File and included with the Mortgage Loan Documents delivered to the Owner by the seller of the Franklin Trust Loans.
6.2.3. No Satisfaction, Cancellation, Subordination or Rescission. The Mortgage has not been satisfied, canceled, subordinated or rescinded. No Mortgagor and no part of any Mortgaged Property has been released, in whole or in part, except as indicated in the Mortgage File and reflected on the Mortgage Loan Schedule. No instrument has been executed that would effect any such release, cancellation, subordination or rescission.
6.2.4. No Litigation. Other than foreclosures or bankruptcies described on the Mortgage Loan Schedule, to the best knowledge of the Servicer, there is no litigation, bankruptcy or governmental proceeding pending or, to the Servicer’s actual knowledge, threatened with respect to a Franklin Trust Loan or the related Mortgaged Property or Mortgagor that will be reasonably likely to materially and adversely affect the Owner’s right, title or interest thereon or the priority of the Mortgage, or the value of the Mortgage Loan.

6.2.5. Compliance with Applicable Laws. To the best knowledge of the Servicer, any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending laws, equal credit opportunity and disclosure laws or unfair and deceptive practices laws applicable to the Mortgage Loan, have been complied with in all material respects in connection with the servicing of the Franklin Trust Loans, except to the extent that non-compliance would not be reasonably likely to materially and adversely affect the Owner’s right, title or interest in the Mortgage Loan or the priority of the Mortgage, or the value of the Mortgage Loan.
6.2.6. Full Disbursement of Proceeds. Each Franklin Trust Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.
6.2.7. Reserved.
6.2.8. Single-premium Credit Life Insurance Policy. In connection with the origination of any Franklin Trust Loan, no proceeds from any Franklin Trust Loan were used to finance or acquire a single-premium credit life insurance policy. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Franklin Trust Loan; no proceeds from any Franklin Trust Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Franklin Trust Loan.
6.2.9. Delivery of Books and Records. The Owner will, on or before the applicable Effective Date, deliver, or cause to be delivered, to the Servicer or the Custodian, as applicable, all of the books, records, data, files and Mortgage Loan Documents, including records on microfiche or its equivalent, reasonably required by the Servicer and available to the Owner to document and service each Mortgage Loan. Such books, records, data, files and documents contain all of the items (including but not limited to hazard insurance policies, flood insurance policies and private mortgage insurance policies) which are required by the Applicable Requirements to service the Mortgage Loans and are true, accurate and complete in all material respects. It is reasonable for the Servicer to rely thereon.
6.2.10. Ownership. With respect to each Mortgage Loan, the Owner is the owner of all the right, title and interest in and to the Mortgage Loan, free and clear of any claims or encumbrances.

ARTICLE VII
THE SERVICER
7.1. Indemnification; Third Party Claims.
7.1.1. The Servicer shall indemnify the Owner, its affiliates and their respective officers, directors, employees and agents (collectively, “Owner Indemnitees”) and hold each of the Owner Indemnitees harmless from and against any and all third party claims and Damages that the Owner and the Owner Indemnitees may sustain to the extent resulting from or related to a breach by the Servicer of any covenant, agreement, representation or warranty in this Agreement. The Owner shall promptly notify the Servicer of any claim covered hereby; provided, however, that the Servicer shall not be relieved of its indemnification obligations hereunder due to the Owner’s failure to give such notice except to the extent that the Owner has knowledge of the breach, fails to notify the Servicer and the Servicer has been prejudiced thereby. In connection with the Servicer’s indemnification obligations hereunder, the Servicer may assume (with the prior written consent of the Owner, if required pursuant to the terms hereof, and with counsel reasonably satisfactory to the Owner) the defense of any such claim and pay all reasonable expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any final judgment or decree which may be entered against the Owner or any other Owner Indemnitees in respect of such claim. The Servicer agrees that it will not enter into any settlement of any such claim without the consent of the Owner (which consent shall not be unreasonably withheld or delayed) and such other Owner Indemnitees unless such settlement includes an unconditional release of the Owner and such other Owner Indemnitees from all liability that is the subject matter of such claim.
7.1.2. The Owner shall indemnify the Servicer, its affiliates, and their respective officers, directors, employees and agents (collectively, “Servicer Indemnitees”) and hold each of such Persons harmless from and against any and all third party claims and Damages that the Servicer or such Persons may sustain to the extent resulting from or related to a breach by the Owner of any covenant, agreement, representation or warranty in this Agreement. The Servicer shall notify the Owner of any claim covered hereby; provided, however, that the Owner shall not be relieved of its indemnification obligations hereunder due to the Servicer’s failure to give such notice except to the extent that the Servicer has knowledge of the breach, fails to notify the Owner and the Servicer has been prejudiced thereby. In connection with the Owner’s indemnification obligations hereunder, the Owner may assume (with the prior written consent of the Servicer, if required pursuant to the terms hereof, and with counsel reasonably satisfactory to the Servicer) the defense of any such claim and pay all reasonable expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any final judgment or decree which may be entered against the Servicer or any other Servicer Indemnitees in respect of such claim. The Owner agrees that it will not enter into any settlement of any such claim without the consent of the Servicer (which consent shall not be unreasonably withheld or delayed) and such other indemnified Person unless such settlement includes an unconditional release of the Servicer and such other indemnified Person from all liability that is the subject matter of such claim.

7.1.3. In addition to the indemnification set forth in Section 7.1.1 hereof, the Servicer shall indemnify and hold the Owner Indemnitees harmless from and against any Damages resulting from or related to the Servicer’s failure (either under this Agreement or as servicer of any Mortgage Loan prior to this Agreement) to have complied with all Applicable Requirements with respect to the origination, purchase, sale, securitization or servicing of the Mortgage Loans.
7.1.4. In addition to the indemnification set forth in Section 7.1.2 hereof, the Owner shall indemnify and hold the Servicer Indemnitees harmless from and against any Damages resulting from or related to:
(a) any outstanding Servicing Advance for which the Servicer is not reimbursed in accordance with Section 2.24 hereof or any outstanding Servicing Fee for which Servicer is not paid in accordance with Section 4.3.hereof ; or
(b) any Litigation commenced against the Servicer after the applicable Effective Date as a result of the Servicer’s acting as, or status as, servicer of the Mortgage Loans hereunder, to the extent that such Litigation does not arise out of or result from the Servicer’s breach of any provision of this Agreement (including any failure by the Servicer to disclose such Litigation as required herein).
7.1.5. The provisions of this Section 7.1 shall survive termination of this Agreement.
7.1.6. For all purposes of this Agreement, knowledge of the Servicer will not be imputed or attributed to the Owner, and knowledge of the Owner will not be imputed or attributed to the Servicer.
7.2. Merger or Consolidation of the Servicer. The Servicer shall keep in full effect its existence, rights and franchises as a corporation, and shall obtain and preserve all required licenses and its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.
Any person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. Furthermore, in the event the Servicer transfers or otherwise disposes of all or substantially all of its assets to an affiliate of the Servicer, such affiliate shall satisfy the condition above, and shall also be fully liable to the Owner for all of the Servicer’s obligations and liabilities hereunder.

7.3. Limitation on Liability of the Servicer and Others.
(a) Neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be under any liability to the Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect the Servicer or any such Person against any breach of warranties or representations made herein, or failure to comply with the obligations of the Servicer under this Agreement. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.
(b) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
(c) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, REGARDLESS OF THE FORM OF THE CAUSE OF ACTION, WHETHER IN CONTRACT, STATUTE, TORT, INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE, OR OTHERWISE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
7.4. Limitation on Assignment by the Servicer. The Owner has entered into this Agreement with the Servicer and subsequent Owners will purchase the Mortgage Loans in reliance upon the independent status of the Servicer, and the representations as to the adequacy of its servicing facilities, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof. Therefore, except as allowed or permitted by Section 7.2 of this Agreement, the Servicer shall neither assign this Agreement or the servicing hereunder without the prior written consent of the Owner, which consent may be given or withheld in the sole discretion of the Owner.
ARTICLE VIII
Reserved.
ARTICLE IX
DEFAULT
9.1. Events of Default. Each of the following shall constitute an Event of Default on the part of the applicable party hereto:
(a) any failure by such party to remit to the other party any payment required to be made under the terms of this Agreement, which continues unremedied for a period of five (5) days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to such party; or
(b) unless otherwise specified herein, a party shall fail duly to perform or observe any of its covenants, conditions or terms contained herein or in the Custodial Agreement and such failure shall remain uncured for thirty (30) calendar days following notice from the non-defaulting party; provided, however, that if the nature of such breach is such that it cannot reasonably be cured within thirty (30) days following such written notice, but can reasonably be cured within sixty (60) days following such written notice, the defaulting party may cure such breach by commencing in good faith to cure the breach promptly after its receipt of such written notice and prosecuting the cure of such breach to completion with diligence and continuity within a reasonable time thereafter, but in any event within sixty (60) days thereafter; or

(c) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against such party and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or
(d) such party shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such party or of or relating to all or substantially all of its property; or
(e) such party shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations for three (3) Business Days; or
9.2. Waiver of Defaults. By a written notice, the non-breaching party may waive any default by the breaching Party in the performance of its obligations hereunder and its consequences. Upon any explicit written waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.
ARTICLE X
TERMINATION
10.1. Termination. This Agreement shall terminate upon the earliest of: (i) the liquidation and dissolution of the Owner; (ii) mutual consent of the Servicer and the Owner in writing; or (iii) termination of this Agreement pursuant to Section 10.2 or Section 10.3. The termination of this Agreement pursuant to this Article X shall not release either party from liability for its own misrepresentation or for any breach by it of any covenant, agreement or warranty herein prior to such termination.

10.2. Termination With Cause. So long as an Event of Default shall have occurred and shall not have been remedied, the non-breaching party, by notice in writing to the other party, may, in addition to whatever rights such party may have at law or equity to damages, including injunctive relief and specific performance, terminate this Agreement. Upon written request from the Owner, the Servicer shall prepare, execute and deliver to a successor servicer any and all documents and other instruments relating to the Mortgage Loans, place in such successor’s possession all Mortgage Servicing Files and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including, but not limited to, the transfer and endorsement or assignment of the Mortgage Loans and related documents to the successor at the Servicer’s sole expense if the termination is based on a Servicer Event of Default or the Owner’s sole expense if the termination is based on an Owner Event of Default. The Servicer agrees to cooperate with the Owner and such successor in effecting the termination of the Servicer’s responsibilities and rights hereunder, including the transfer to such successor for administration by it of all amounts which shall at the time be credited by the Servicer to the Control Account or Escrow Account or thereafter received with respect to the Mortgage Loans. In the event of a termination by the Servicer upon an Owner Event of Default pursuant to this Section 10.2, the Owner shall pay the Servicer (1) any fees and costs for which the Servicer is entitled to reimbursement hereunder, and (2) as liquidated damages, the termination fee detailed on Exhibit D with respect to each Mortgage Loan.
10.3. Termination Without Cause. The Owner may terminate the Servicer’s right to service one or more Mortgage Loans under this Agreement, as provided in this Section 11.03 (provided however, that Owner shall not adversely select such Mortgage Loans) upon thirty (30) days prior written notice. Any such notice of termination shall be in writing and delivered to the Servicer by registered mail as provided in Section 12.06. In the event that the Servicer is terminated pursuant to this Section 10.3, the Owner shall pay the Servicer an amount equal to (1) the costs and expenses of Servicer to transfer the servicing rights and obligations with respect to such Mortgage Loans, (2) all outstanding Servicing Advances, Expenses and other Servicer expenditures for which Servicer is entitled to reimbursement hereunder, Servicing Fees and other compensation and (3) as liquidated damages, the termination fee detailed on Exhibit D with respect to each such Mortgage Loan.
ARTICLE XI
MISCELLANEOUS PROVISIONS
11.1. Successor to the Servicer. Upon effectiveness of termination of the Servicer’s servicing of any Mortgage Loans under this Agreement pursuant to Section 10.1, the Owner or its successors shall (i) appoint a successor to assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement or (ii) if no such appointment has been made, automatically and immediately succeed to and assume all of the Servicer’s responsibilities, duties and obligations under this Agreement. In connection with such appointment and assumption, the Owner may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree, subject to having first paid or reimbursed Servicer for all outstanding amounts due to the Servicer. Prior to the transfer of servicing with respect to any Mortgage Loan hereunder, the Servicer shall be reimbursed by the Owner or the successor servicer for any unpaid Servicing Fees, Expenses and Servicing Advances with respect to such Mortgage Loan.

The Servicer shall, upon the request of the Owner, deliver promptly to the successor servicer authority over the funds in the Control Account and Escrow Account (subject to any withdrawals permitted under this Agreement and an additional withdrawal amount to be retained as a reserve by the Servicer equal to the Servicer’s estimated fees and expenses, in respect of termination and cessation of services under this Agreement, until termination and cessation is finalized, fees and expenses have been calculated, and permitted withdrawals have been made from the amounts so withheld as a reserve.) and shall deliver all Mortgage Files and related documents and statements held by it hereunder. The Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer.
Upon a successor’s acceptance of appointment as such, the Owner shall notify by mail the Servicer of such appointment in accordance with Section 11.6.
11.2. Reserved.
11.3. Amendment; Extension Not a Waiver. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings, written, oral or otherwise with respect to the subject matter hereof. This Agreement may be amended from time to time by, and only by, a writing signed by the Servicer and the Owner.
No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to any party hereto will impair or affect the right of such party thereafter to exercise the same. Any extension of time or other indulgence granted to any party hereunder will not otherwise alter or affect any power, remedy or right of any other party hereto, or the obligations of the party to whom such extension or indulgence is granted.
11.4. Governing Law; Venue. This Agreement shall be construed in accordance with the laws of the State of New York applicable to agreements made and fully performed within the State of New York without giving effect to the conflict of laws principles thereof (except for Section 5-1401 of the New York General Obligations Law) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.
Any action or other legal proceeding brought under this Agreement will be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York in New York County, New York or the United States District Court for the Eastern District of New York in Kings County, New York and in the absence of federal jurisdiction, the jurisdiction of any state court of general jurisdiction sitting in New York County, New York or Kings County, New York. Each of the Owner and the Servicer consents to such jurisdiction for actions or legal proceedings brought by either party and waives any objection which it may have to the laying of the venue of such suit, action or proceeding in any of such courts.
11.5. Duration of Agreement. This Agreement shall continue in existence and effect until terminated as herein provided. This Agreement shall continue notwithstanding transfers of the Mortgage Loans by the Owner.

11.6. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:
(a) if to the Servicer:
Franklin Credit Management Corporation
101 Hudson Street
Jersey City, NJ 07302
Attn: Chief Operating Officer
With a copy to:
Franklin Credit Management Corporation
101 Hudson Street
Jersey City, NJ 07302
Attn: General Counsel
or such other address as may hereafter be furnished to the Owner in writing by the Servicer;
(b) if to the Owner:
Bosco Credit II, LLC
c/o Franklin Credit Management Corporation
101 Hudson Street, 25th Floor
Jersey City, NJ 07302
Attn.: Thomas J. Axon
With a copy to:
Appel & Lucas, P.C.
1660 Seventeenth Street, Suite 200
Denver, CO, 80200
Attn: Peter J. Lucas, Esq.
or such other address as may hereafter be furnished to the Servicer in writing by the Owner;
11.7. Severability of Provisions. If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such unenforceable provision shall not affect the other provisions, but such court shall have the authority to modify such unenforceable provision to the extent necessary to render it enforceable, preserving to the fullest extent permissible the intent of the parties.
11.8. Relationship of Parties. The parties are entering into, and shall perform, this Agreement as independent contractors. Nothing in this Agreement shall be construed to make either party the agent of the other for any purpose whatsoever, to authorize either party to enter into any contract or assume any obligation on behalf of the other or to establish a partnership, franchise or joint venture between the parties.

11.9. Execution; Successors and Assigns. This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 7.4, this Agreement shall inure to the benefit of and be binding upon the Servicer and the Owner and their respective successors and assigns.
11.10. Assignment by the Owner. The Owner shall have the right, without the consent of the Servicer but subject to the limits set forth in Section 5.4 hereof, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Owner hereunder, by executing an assignment and assumption agreement in a form acceptable to the Servicer and the assignee or designee shall accede to the rights and obligations hereunder of the Owner with respect to such Mortgage Loans.
11.11. Time of Payment. Unless otherwise specifically set forth in this Agreement, any amount due to a party under this Agreement will be due and payable upon receipt by the paying party of the invoice from the other party. All amounts will be payable by wire transfer, in accordance with payment instructions provided from time to time. Any amount not paid when due as set forth in this Agreement will bear interest until paid at a rate of interest equal to the prime rate published from time to time by The Wall Street Journal, “Money Rates.” If any portion of an amount due to a party under this Agreement is subject to a bona fide dispute between the parties, the other party will pay to that party on the date such amount is due all amounts not disputed in good faith.
11.12. Force Majeure. The Servicer shall not be liable to any other Person for any acts or omissions resulting from circumstances or causes beyond its reasonable control, including fire or other casualty, act of God, strike or labor dispute, war, terrorism or other violence or any governmental action or any acts or omissions of the other Person.
[Intentionally Blank — Next Page Signature Page]

IN WITNESS WHEREOF, the Servicer and the Owner have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

FRANKLIN CREDIT MANAGEMENT CORPORATION

By:	/s/ Thomas J. Axon

	Name:	Thomas J. Axon
	Title:	President

BOSCO CREDIT II, LLC, a Delaware limited liability company

By:	/s/ Thomas J. Axon

Name: Thomas J. Axon
Its: Manager

EXHIBIT A
MORTGAGE LOAN SCHEDULE

EXHIBIT B
CONTENTS OF EACH MORTGAGE FILE
With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which the Owner shall deliver a copy thereof to the Servicer for retention in the Servicing File:
1.
The original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of  _____  without recourse” and signed in the name of the Owner by an authorized officer (in the event that the Mortgage Loan was acquired by the Owner in a merger, the signature must be in the following form: “[the Owner], successor by merger to [name of predecessor]”; and in the event that the Mortgage Loan was acquired or originated by the Owner while doing business under another name, the signature must be in the following form: “[the Owner], formerly known as [previous name]”).

2.	The original of any guarantee executed in connection with the Mortgage Note (if any).
3.	The original Mortgage, with evidence of recording thereon or a certified true and correct copy of the Mortgage sent for recordation.
4.	The originals or certified true copies of any document sent for recordation of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon.
5.	The original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except for the insertion of the name of the assignee and recording information).
6.	Originals or certified true copies of documents sent for recordation of all intervening assignments of the Mortgage with evidence of recording thereon.
7.	The original mortgagee policy of title insurance or evidence of title.
8.	Any security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.
With respect to each Mortgage Loan, the Mortgage File shall include each of the following items to the extent in the possession of the Owner or in the possession of the Owner’s agent(s):
9.	The original hazard insurance policy and, if required by law, flood insurance policy, in accordance with Section 4.10 of the Agreement.
10.	Residential loan application.
11.	Mortgage Loan closing statement.

12.	Verification of employment and income, if applicable.
13.	Verification of acceptable evidence of source and amount of down payment, if applicable.
14.	Credit report on the Mortgagor.
15.	Residential appraisal report.
16.	Photograph of the Mortgaged Property.
17.	Survey of the Mortgage property, if required by the title owner or applicable law.
18.
Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e. map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

19.	All required disclosure statements.
20.	If available, termite report, structural engineer’s report, water potability and septic certification.
21.	Sales contract, if applicable.
22.
Evidence of payment of taxes and insurance premiums, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

23.	Amortization schedule, if available.
24.	Mortgage Loan payment history.
25.	Original power of attorney, if applicable.

B-2

EXHIBIT C
Reserved.

EXHIBIT D
SERVICING FEE SCHEDULE
BASE FEE
Cash Flow Servicing Fee
Monthly per Loan Servicing Fee

Performing Mortgage Loans (0-29 days past due)	$	* * *
Additional: gross collection		* * *
CONTINGENCY
Contingency Fee = * * * of Net Collection Dollars
Franklin Credit will earn a Contingency Servicing Fee
•	Greater than or equal to 30 days contractually delinquent
•	Owner will be responsible for all advances including but not limited to judgment, valuation, foreclosure, bankruptcy, and wilcap model.

EXHIBIT E
REPORTS
Trial Balance
Principal and Interest Collections
Prepaid Loans
Delinquent Loans
Unscheduled Principal Collections (Curtailments)
Payoff/Foreclosure Collections
Remittances
Loan Transfers
Cutoff Summary
Investor Payment/Rate Changes

EXHIBIT F
RESERVED

D-2

EXHIBIT G
APPROVAL MATRIX
TO BE DETERMINED

D-3

EXHIBIT H
AGREED SERVICING GUIDELINES
TO BE DETERMINED

D-4